EXHIBIT 23(h)(12)
                                                               -----------------

                              AMENDED AND RESTATED

                   FEE WAIVER AND EXPENSE LIMITATION AGREEMENT
                   -------------------------------------------


         THIS AGREEMENT is made as of September 1, 2000, between DAVID L. BABSON & COMPANY INC., a Massachusetts corporation (the "Advisor") and THE DLB FUND GROUP, a Massachusetts business trust (the "Trust").


1. Recitals. The Trust has been organized to serve as an investment vehicle primarily for certain large institutional and private client accounts, and both the Trust and the Advisor believe that they and the Trust's shareholders would benefit if each series of the Trust constituting a separate investment portfolio set forth below (each a "Fund" and, collectively, the "Funds") were to achieve and maintain an amount of assets sufficiently large to result in economies of scale for the Fund and sufficient future revenues for the Advisor. Therefore, the Advisor is agreeing to take certain actions more specifically described below to reduce or eliminate certain costs otherwise borne by shareholders of the Funds and to enhance the returns generated for shareholders of the Funds.

2. General Agreement. The Advisor will, until this Agreement is terminated under
Section 4, take one or more of the three actions described in Section 3 to the extent that the Fund's total annual operating expenses (not including brokerage commissions, hedging transaction fees and other investment related costs, extraordinary, non-recurring and certain other unusual expenses such as litigation expenses and other extraordinary legal expenses, securities lending fees and expenses and transfer taxes) exceed the percentage of that Fund's average daily net assets (the "Expense Limitation") set forth in the table below:

      ----------------------------------------------- ------------------
                              FUND                    EXPENSE LIMITATION
      ----------------------------------------------- ------------------
      DLB Fixed Income Fund                                  0.55%
      ----------------------------------------------- ------------------
      DLB Value Fund                                         0.80%
      ----------------------------------------------- ------------------
      DLB Core Growth Fund                                   0.80%
      ----------------------------------------------- ------------------
      DLB Disciplined Growth Fund                            0.90%
      ----------------------------------------------- ------------------
      DLB Enterprise III Fund                                0.90%
      ----------------------------------------------- ------------------
      DLB Small Company Opportunity Fund                     1.30%
      ----------------------------------------------- ------------------
      DLB Global Small Capitalization Fund                   1.50%
      ----------------------------------------------- ------------------
      DLB Stewart Ivory International Fund                   1.00%
      ----------------------------------------------- ------------------
      DLB Stewart Ivory Emerging Markets Fund                1.75%
      ----------------------------------------------- ------------------
      DLB High Yield Fund                                    0.75%
      ----------------------------------------------- ------------------
      DLB Technology Fund                                    1.30%
      ----------------------------------------------- ------------------

3. Actions. The Advisor will use its best efforts to cause each Fund to maintain the expense level described in Section 2 by taking one or more of the following actions: (i) waiving a portion of its fee under the Advisory Agreement between the Advisor and the Trust relating to the Fund; (ii) reimbursing the Fund for expenses exceeding the Expense Limitation; or (iii) paying directly expenses that may exceed the Expense Limitation.

4. Term. This Agreement shall have an initial term ending on September 4, 2001 and shall automatically be continued thereafter for successive 1-year periods unless either the Trust or the Advisor terminates this Agreement by giving six months written notice prior to the next occurring anniversary date to the other party.

5. Miscellaneous. The Advisor understands and acknowledges that the Trust intends to rely on this Agreement, including in connection with the preparation and printing of the Trust's prospectuses and its daily calculation of each Fund's net asset value.

6. Disclaimer of Liability. A copy of the Agreement and the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding upon the assets and property of the Trust; provided, however, that the Agreement and Declaration of Trust of the Trust provides that the assets of a particular series of the Trust shall under no circumstances be charged with liabilities attributable to any other series of the Trust and that all persons extending credit to, or contracting with or having any claim against a particular series of the Trust shall look only to the assets of that particular series for payment of such credit, contract or claim.

         This Agreement constitutes the entire agreement between the Advisor and the Trust concerning the subject matter hereof and supersedes all prior oral and written agreements and understandings between the parties concerning such subject matter.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                      DAVID L. BABSON & COMPANY INC.



                                      By:
                                         ---------------------------------------
                                            Senior Vice President and Treasurer




                                      DLB FUND GROUP


                                      By:
                                         ---------------------------------------
                                            President